EXHIBIT 99.1

Oakley Reports Second Quarter Earnings; Company Reaffirms 2003 Earnings Guidance on Reduced Full Year Revenue Guidance

FOOTHILL RANCH, Calif., July 16, 2003 (PRIMEZONE) -- Oakley, Inc. (NYSE:OO):

Conference Call -- 11:00 a.m. EDT, Wednesday, July 16, 2003 -- A simultaneous web cast for interested investors can be heard at Oakley's corporate web site: http://investor.oakley.com and will remain available for one year. A telephonic replay of the call will be available from 3:00 p.m. EDT, Wednesday, July 16, through midnight July 23, 2003, and can be accessed from the United States and Canada at 800/642-1687, and from international locations at 706/645-9291; pass code: 1675633.

Selected Second Quarter Highlights

 - Net sales through Oakley-owned retail stores grow 54.8 percent to
   $13.7 million.
 - Effective expense management results in slowest year-over-year operating expense growth rate in four years.
 - Company reaffirms previous full year earnings guidance near the high end of the range of $0.55 to $0.60 per diluted share.

Oakley, Inc. (NYSE:OO) today reported results of its second quarter ended June 30, 2003. Second quarter net sales totaled $143.8 million, compared with $145.1 million in the prior year period. Net income for the second quarter totaled $18.2 million, or $0.27 per diluted share, compared with net income of $22.3 million, or $0.32 per diluted share, earned in the second quarter of 2002.

U.S. net sales in the second quarter, excluding the company's retail store operations, decreased 17.9 percent to $63.1 million from $77.0 million. Second quarter net sales from Oakley's retail store operations increased 54.8 percent to $13.7 million from $8.8 million in last year's comparable period. Total second quarter U.S. net sales decreased 10.5 percent to $76.8 million from $85.8 million last year. International net sales of $67.0 million increased 13.0 percent (including 11.6 percentage points of increase resulting from a weaker U.S. dollar) compared with $59.3 million in last year's second quarter.

Oakley's Chief Operating Officer Link Newcomb commented, "Our second quarter sales reflect the tepid retail environment that prevailed across the U.S. as record rainfall and unseasonably cool weather muted what is usually the strongest season for consumer purchases of sunglasses and other summer season products. Outside the U.S., we achieved record second quarter international sales."

"During the first half, we did an outstanding job launching an expansive group of new products and supporting them with a well-executed advertising and direct mail campaign, including delivery of 2.4 million Oakley-exclusive catalogs. Retail trends appeared to improve in late June and early July and we remain enthusiastic about the potential of this strong line-up of new products. Although we obviously can't control the weather, we are continuing to take measures to contain our operating costs as we wait for sustained improvement in the retail environment. Because of those efforts, operating costs in the second quarter increased at the slowest rate since the second quarter of 1999."

Newcomb concluded, "We now expect full year net sales growth of approximately 10 percent, compared with our prior guidance of approximately 15 percent. However, based on the track record of our cost containment efforts and expected benefits going forward, we are reaffirming our previous full year earnings guidance near the high end of the range of $0.55 to $0.60 per diluted share."

Second Quarter Financial Analysis

Sunglass gross sales decreased 7.6 percent in the second quarter to $105.4 million. Sunglass unit shipments declined 9.1 percent worldwide, partially offset by a 1.6 percent increase in the average sunglass selling price (ASP) compared to the second quarter of 2002. The increased ASP resulted from the positive effect of a weaker U.S. dollar on the company's reported international sales and an increasing contribution from Oakley's retail store operations. Combined second quarter gross sales of the company's apparel, prescription eyewear, footwear and watch categories grew 13.2 percent, to $36.7 million, and accounted for 23.2 percent of total second quarter gross sales.

U.S. net sales to the company's diverse specialty account base and other domestic sales in the second quarter excluding Sunglass Hut totaled $46.4 million, a decrease of 13.0 percent from the prior year; U.S. net sales to Sunglass Hut totaled $16.8 million, a decrease of 29.0 percent compared with the second quarter of 2002. Global net sales to Sunglass Hut decreased 24.7 percent to $20.1 million during the quarter. The decline in U.S. net sales reflects cool, wet weather that adversely impacted summer product sales in the U.S., particularly sunglasses, sandals, the summer apparel line and the company's prescription sunglasses.

Net sales through Oakley's retail store operations grew 54.8 percent during the quarter to $13.7 million, compared with $8.8 million in the second quarter of 2002. At the end of the second quarter, the company operated 20 O Store(tm) locations, including five new stores opened during the quarter, and 67 Iacon stores, including four new stores opened in the quarter. In last year's second quarter, the company operated seven O Store(tm) locations and 51 Iacon locations. Oakley's retail store operations were adversely affected by the U.S. weather conditions referred to above, but began to experience generally improved conditions in late June.

Oakley's international net sales increased 13.0 percent to $67.0 million in the second quarter, compared with $59.3 million in last year's comparable period. The weaker U.S. dollar accounted for 11.6 percentage points of this growth. The company's operations in Europe, Canada, Japan, Latin America and South Africa each reported double-digit sales growth aided by a generally weaker dollar. All product categories except watches experienced growth, although a weak optical retail environment in key European markets resulted in slower growth in the company's sunglass and prescription eyewear business than originally forecast. Asia was the only region that experienced a sales decline as travel and related retail businesses were hard hit by the SARS crisis during the second quarter.

Second quarter gross margins were 61.2 percent compared with 62.7 percent in last year's comparable period, due to a lower mix of sunglasses and prescription eyewear and lower sunglass margins due to the decline in production volumes. This was partially offset by improved margins in all categories other than sunglasses and the positive effect of a weaker U.S. dollar. Second quarter operating expenses grew by only $3.0 million, or 5.3 percent, over last year's second quarter, and represented 41.4 percent of net sales, compared with 38.9 percent of net sales in the prior year. The increase was primarily due to higher foreign operating expenses resulting from a weaker U.S. dollar and higher selling expenses related to the company's expanded retail operations.

The company's order backlog as of June 30, 2003 was $66.5 million, an increase of 8.3 percent from $61.4 million at the same time last year. The increase in backlog reflects much stronger pre-book orders for footwear, apparel and goggles. Offsetting those increases, higher sunglass inventory levels compared to last year enabled the company to fulfill a greater proportion of at-once orders received during the second quarter, resulting in a lower sunglass order backlog compared to this point last year.

The company's consolidated inventory totaled $103.7 million at June 30, 2003, compared with $91.8 million at March 31, 2003 and $82.5 million at June 30, 2002. The increase reflects higher sunglass inventories established in anticipation of a more robust summer selling season and the increase in company-owned retail store operations. Accounts receivable days sales outstanding (DSO) improved to 56 at June 30, 2003, compared with 59 at June 30, 2002.

Six-Month Financial Analysis

Net sales through the six months ended June 30, 2003 totaled $255.0 million, up slightly from $254.7 million for the comparable period in 2002. Net income through the first six months of 2003 totaled $21.4 million, or $0.31 per diluted share, compared with net income of $27.9 million, or $0.40 per diluted share in 2002.

Stock Repurchase Program

On September 10, 2002, the company's Board of Directors authorized the repurchase of up to $20 million of the company's stock, to occur from time to time as market conditions warrant. Since then, the company has repurchased 754,600 shares for $7.8 million at an average share price of $10.35. During the second quarter of 2003, the company repurchased 97,400 shares for approximately $1.1 million at an average share price of $10.96. The company intends to continue to make repurchases under the share repurchase program at appropriate times.

2003 Guidance

The uncertain economy and generally weak retail environment in most of Oakley's key global markets continue to make it extremely difficult to predict near-term retail and consumer spending. Because the company's sunglass sales rely heavily on "at-once" orders from retailers to replenish inventory sold to consumers, an inconsistent retail environment complicates management's attempts to accurately assess future order and sales trends.

For the full year 2003, the company is revising its guidance for annual net sales to growth of approximately 10 percent over 2002. This outlook reflects the shortfall in second quarter net sales compared with the company's prior assumptions, assumes favorable consumer response during the third and fourth quarters to new products introduced during the first and second quarters, and gradual, sustained improvement in the retail environment in key global markets as the year progresses. Full year net sales growth from the newer product categories is now expected to be in the mid-20 percent range. The company's retail store operations are still expected to represent approximately 10 percent of 2003 net sales.

Management has implemented cost control initiatives and continues to take steps designed to minimize future increases in operating expenses relative to the rate of increase in net sales. These efforts are expected to result in full year increases in operating costs of approximately 13 percent, compared with previous expectations of 17 percent growth.

Based on these net sales and expense assumptions, the company is reaffirming full year earnings guidance near the high end of the range of $0.55 to $0.60 per diluted share. Investors and analysts are strongly encouraged to take all of the market and operational factors discussed above into careful consideration in formulating their own full year 2003 Oakley financial models.

About Oakley, Inc.

Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company also offers an expanding line of premium performance footwear, apparel, accessories, watches and prescription eyewear to consumers in more than 70 countries. Trailing-12-month revenues through June 30, 2003 totaled $489.9 million and generated net income of $34.2 million. Oakley, Inc. press releases, SEC filings and the company's Annual Report are available at no charge through the company's Web site at www.oakley.com.

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including: risks related to the company's ability to manage rapid growth; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its retail customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on eyewear sales to Sunglass Hut which is owned by a major competitor and, accordingly, could materially alter or terminate its relationship with the company; the company's ability to expand distribution channels and its own retail operations in a timely manner; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; continued weakness of economic conditions could continue to reduce or further reduce demand for products sold by the company and could adversely affect profitability, especially of the company's retail operations; further terrorist acts, or the threat thereof, could continue to adversely affect consumer confidence and spending, could interrupt production and distribution of product and raw materials and could, as a result, adversely affect the company's operations and financial performance; the ability of the company to integrate acquisitions without adversely affecting operations; the ability to continue to develop and produce innovative new products and introduce them in a timely manner; the acceptance in the marketplace of the company's new products and changes in consumer preferences; reductions in sales of products, either as the result of economic or other conditions or reduced consumer acceptance of a product, could result in a buildup of inventory; the ability to source raw materials and finished products at favorable prices to the company; the potential effect of periodic power crises on the company's operations including temporary blackouts at the company's facilities; foreign currency exchange rate fluctuations; earthquakes or other natural disasters concentrated in Southern California where substantially all of the companies operations are based; the company's ability to identify and execute successfully cost control initiatives; and other risks outlined in the company's SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2002 and other filings made periodically by the company. The company undertakes no obligation to update this forward-looking information.

                                     OAKLEY, INC.
                           CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands except per share data, unaudited)

                          Three Months Ended       Six Months Ended
                              June 30,                 June 30,
                      ------------------------  ----------------------
                          2003         2002        2003        2002
                      -----------  -----------  ----------- ----------

 Net sales            $  143,841   $  145,144  $  255,031   $  254,716
  Cost of goods sold
                          55,871       54,077     107,646      105,966
                        ---------     --------    --------     -------
  Gross profit            87,970       91,067     147,385      148,750

 Operating expenses:
  Research and
  development              3,368        3,948       7,090        7,812
  Selling                 37,160       34,268      68,851       61,743
  Shipping and
  warehousing              4,721        4,609       9,151        8,978
  General and
  administrative          14,270       13,697      28,537       26,455
                          --------     --------   --------    --------
  Total operating
  expenses                59,519       56,522     113,629      104,988

                         ---------    --------    --------    --------
 Operating income         28,451       34,545      33,756       43,762

 Interest expense, net       402          185         772          844
                          --------    --------    --------    --------
 Income before
  provision for
  income taxes            28,049       34,360      32,984       42,918
 Provision for income
  taxes                    9,817       12,026      11,544       15,022
                         ========    ========     ========    ========

 Net income           $   18,232       22,334      21,440       27,896
                         ========    ========     ========    ========

 Basic net income per
  share               $     0.27   $     0.32  $     0.31  $      0.41
 Basic weighted
  average shares          68,030       68,908      68,081       68,869

 Diluted net income
  per share           $     0.27   $     0.32  $     0.31  $      0.40
 Diluted weighted
  average shares          68,332       69,912      68,234       69,783

 Reconciliation of Non-GAAP financial measures to
  equivalent GAAP measures:

                         Three Months Ended         Six Months Ended
                              June 30,                 June 30,
                      ------------------------  ----------------------
                          2003         2002         2003        2002
                      -----------  ----------   ----------  ----------
                                        (in thousands)

 Gross sales          $  157,821   $  159,359  $  275,699  $  275,229
 Discounts and
  returns                 13,980       14,215      20,668      20,513
                       ----------  ----------   ---------- ----------
                       ==========  ==========   ========== ==========
 Net sales            $  143,841   $  145,144  $  255,031  $  254,716
                       ==========  ==========   ========== ==========
                       ==========  ==========   ========== ==========

                       Three Months Ended          Six Months Ended
                            June 30,                  June 30,
                          ----------                  ----------
                          2003         2002         2003        2002
                      -----------  ----------   ----------  ----------
 Other Operating Data:             (dollars in thousands)

 Sunglasses:
  Units                1,464,035    1,611,087   2,359,037   2,680,396
 Gross sales          $  105,360   $  114,080  $  169,241  $  186,257

 Net sales:
 Domestic             $   76,835   $   85,805  $  132,480  $  143,997
 International        $   67,006       59,339  $  122,551  $  110,719

 Backlog                                       $   66,476  $   61,423

                              June 30,    December 31,   June 30,
                                2003         2002          2002
                             ----------   ----------    ----------
 Selected Balance Sheet
  Data:                      (unaudited)               (unaudited)
                                         (in thousands)
 Cash and cash
  equivalents                 $   21,182   $   22,248   $   17,661
 Accounts receivable
  less allowance for
  doubtful accounts               88,832       68,116       94,535

 Inventories                     103,731       87,007       82,514
 Accounts payable,
  accrued liabilities
  and income tax payable          76,220       54,147       73,844
 Total debt                       28,850       30,757       33,398

CONTACT: Oakley, Inc.
         Gar Jackson, Corporate Communications
         949/672-6985
         gjackson@oakley.com

         Ron Parham
         PondelWilkinson Parham
         Investor Relations
         503/924-1186
         rparham@pondel.com